Exhibit 10.62

MEZZANINE LOAN AGREEMENT

BETWEEN

DOVER SADDLERY, INC.

AND

BCA MEZZANINE FUND, L.P.

December 11, 2007

TABLE OF CONTENTS

EXHIBITS

Exhibit 2.1 Exhibit 4.3(a) Exhibit 4.3(b) Exhibit 4.5 Exhibit 4.7 Exhibit 4.8 Exhibit 4.11 Exhibit 4.12 Exhibit 4.13 Exhibit 4.20 Exhibit 5.1 Exhibit 5.2(e) Exhibit 5.18 Exhibit 6.2	Form of Mezzanine Note
Capitalization of Borrower
Capitalization of Subsidiaries
Litigation
Material Changes
Licenses, Permits, Third Party Consents, Compliance with Law
Intellectual Property
Tax Claims
ERISA Matters
Existing Indebtedness
Use of Funds
Covenant Compliance Certificate
Form of Confidentiality, Non-Disclosure and Non-Use Agreement
Schedule of Permitted Debt

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT is dated as of December 11, 2007 and entered into by and among DOVER SADDLERY, INC., a Delaware corporation having its principal place of business at 525 Great Road, Littleton, MA 01460 (“Borrower”), and BCA MEZZANINE FUND, L.P., a Delaware limited partnership having offices at One Turks Head Place, Suite 1492, Providence, RI 02903 (collectively, with its successors and assigns, “Lender”).

R E C I T A L S

WHEREAS, Borrower has requested that Lender make a loan to Borrower in the original principal amount of $5,000,000, to be used as working capital and to repay certain debt of Borrower; and

WHEREAS, Lender is willing to make such a loan to Borrower on the terms and conditions hereinafter set forth and evidenced by the Mezzanine Loan Documents (as such term is hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.  All capitalized terms used in this Agreement or in any certificate, report or other or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Accounts.  All rights to payment for goods sold or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guarantees and security therefor, all goods giving rise thereto and all rights pertaining to an interest in such goods including the right of stoppage in transit, all rights under contracts to receive money, all other rights and claims to the payment of money, including, without limitation, chattel paper and amounts due from Affiliates, and insurance proceeds with respect to any of the foregoing.

Affiliate.  See Section 6.8.

Agreement.  This Agreement (including all exhibits, schedules, annexes and the like referred to herein) as amended, restated, supplemented, or otherwise modified or replaced from time to time.

Application Fee. Means the Application Fee as defined in the Term Sheet.

Bankruptcy Code.  The United States Federal Bankruptcy Code of 1978, as amended or supplemented.

Board. See Section 5.18.

Borrower. Means as set forth in the recitals.

Business Day.  Any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Providence, Rhode Island.

Capital Securities. As to any Person that is a corporation, the authorized             shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to partnership, limited liability company or other non-corporate entity, ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

Cash and Cash Equivalents.  (i) Cash on hand or on deposit with Lender or in any other domestic commercial bank or trust company having capital and surplus in excess of five hundred million dollars ($500,000,000), (ii) securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances, having maturities not exceeding six months, and overnight bank deposits, in each case with Lender or with any domestic commercial bank having capital and surplus in excess of five hundred million dollars ($500,000,000), (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above and entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by Lender or the parent corporation of Lender, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing within six (6) months after the date of acquisition, and (vi) a readily redeemable “money market mutual fund” advised by a bank described in clause (iii) hereof, or as investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that has and maintains an investment policy limiting its investment primarily to instruments of the types described in clauses (i) through (v) hereof and having on the date of such investment total assets of at least one hundred million dollars ($100,000,000).

Change of Control.  The acquisition of voting control or direction of over 50% or more of Borrower’s outstanding common stock or sale of all or substantially all of the assets of Borrower in one or more related transactions.

Capital Expenditures.  As of the date of any determination and for the period specified, with respect to Borrower, all capital expenditures, as determined in accordance with GAAP.

Closing. Means as is defined in Section 2.4.

Closing Date. Means as is defined in Section 2.4.

Closing Fee. Means the Closing Fee as defined in the Term Sheet.

Code.  The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral. All assets of any kind or nature of Borrower.

Collateral Documents. Any documents executed by Borrower creating a security interest in Collateral in favor of Lender.

Common Stock. See Section 4.3.

Convertible Securities. Securities or obligations that are exercisable for, convertible into, or exchangeable for shares of Common Stock and shall include the Notes and the options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Capital Securities or obligations that are, directly or indirectly, convertible into or exchangeable for Common Stock.

Covenant Compliance Certificate.  A Covenant Compliance Certificate, substantially in the form set forth on Exhibit 5.2(e) hereto, or such other form as shall be approved by Lender.

Default.  An event which with the passage of time or the giving of notice, or both, shall constitute an Event of Default.

Dollars and the sign “$”.  The lawful money of the United States of America.

EBITDA. As of the date of any determination and for the period specified, Net Income plus, to the extent deducted in the calculation of such Net Income, the sum of (i) interest expense, (ii) deductions for income taxes, (iii) depreciation expense, (iv) amortization expense, all as determined in accordance with GAAP, to be determined on a 12-month trailing basis, and (v) the $700,000 expense recognized pursuant to the settlement of the Goldsmith Agio Helms litigation.

Effective Date. The date on which all of the closing conditions set forth in Section 3.1 shall be satisfied, or waived or deferred in writing to a later date.

ERISA.  The Employee Retirement Income Security Act of 1974, 29 U.S.C. 1001, et seq., and all rules and regulations from time to time promulgated thereunder, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate.  Any Person under common control that, together with Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

Event of Default.  Means as defined in Article VIII hereof.

Fixed Rate. 14.0%

Fixed Rate Loan. The Mezzanine Loan bearing interest with reference to the Fixed Rate.

Funds. Means as defined in Section 2.2.

GAAP.  Generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of Borrower, as reflected on the financial statements referred to in Section 4.7.

Guarantee Agreement. The Subsidiary Guarantee Agreement given by the Guarantors in favor of the Lender, dated the date hereof.

Guarantors. Means each of Dover Saddlery, Inc., a Massachusetts corporation; Smith Brothers, Inc., a Texas corporation; Dover Saddlery Retail, Inc., a Massachusetts corporation; Old Dominion Enterprises, Inc., a Virginia corporation; and Dover Saddlery Direct, Inc., a Massachusetts corporation.

Hazardous Materials.  Asbestos, explosives, radioactive or nuclear substances, polychlorinated biphenyls, oil and other petroleum products, radon gas, urea formaldehyde, chemicals, gases, solvents, pollutants or contaminants that are detrimental or pose a danger to the environment or to the health or safety of any person, and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any judicial or administrative interpretation thereof.

Indebtedness.  As applied to any Person, (i) all obligations for borrowed money or other extensions of credit, including all obligations representing the deferred purchase price of property (but excluding obligations under any lease which in accordance with GAAP is properly accounted for as an “operating lease”), (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any Lien on property owned or acquired by such Person whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person, and (v) all guaranties, endorsements or other contingent surety obligations with respect to obligations of other Persons, whether or not reflected on the balance sheet of such Person.

Intellectual Property. (i) all United States and foreign patents, and applications, and disclosures therefor and all reissues, revisions, divisions, renewals, extensions, reexaminations, provisional applications, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, improvements, trade secrets; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, common law trademarks and service marks and all goodwill associated therewith; (vi) all databases and data collections and all rights therein; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites and domain names; (vii) any similar corresponding or equivalent rights, including, without limitation, any and all intangible rights, to any of the foregoing and (ix) all documentation related to any of the foregoing.

Intercreditor Agreement. The Intercreditor Agreement by and among Borrower, Senior Lender and Lender, dated the date hereof.

Investment.  With respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest (other than ownership interests in such Person), bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees or amounts due from customers for services or products delivered or sold in the ordinary course of business.

I.R.C. The Internal Revenue Code of 1986, as amended from time to time.

Lien. With respect to any Person, any pledge, security interest, mortgage, lien or other charge or encumbrance on any property or assets of such Person.

Loan Account.  The general ledger account on the books of Lender in which Lender may record the Loan made to Borrower hereunder, plus interest, charges, expenses and other items chargeable to Borrower pursuant to this Agreement or any other Loan Document, payments made on the Loan by Borrower, and other appropriate debits and credits as provided herein this Agreement or any other Mezzanine Loan Document.

Material Amount. See Section 5.4(a).

Mezzanine Loan.  The loan established pursuant to Section 2.1.

Mezzanine Loan Documents.  Collectively, this Agreement, the Mezzanine Note, the Intercreditor Agreement, the Security Agreement, the Guarantee Agreement and any and all documents, instruments and agreements now or hereafter providing security for the Obligations and any other Indebtedness of Borrower or any Affiliates to Lender, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

Mezzanine Loan Maturity Date.  The earlier of (a) the fifth anniversary of the Closing Date, and (b) the date of acceleration of the Mezzanine Loan pursuant to Section 8.2(a).

Mezzanine Note.  The promissory note of Borrower evidencing the Mezzanine Loan, substantially in the form of Exhibit 2.1 hereto, together with any extension, renewal, or amendment thereof, or replacements or substitutions therefor.

Obligations.  The unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Mezzanine Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower or any Affiliate, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of every kind (including obligations to perform acts and refrain from taking action as well as obligations to pay money) of Borrower and/or any Affiliate to Lender, whether on account of principal, interest, fees, charges and disbursements of counsel to Lender that are required to be paid by Borrower pursuant to this Agreement, or otherwise, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter acquired or arising, including without limitation, those which may arise out of, or in connection, with this Agreement, the Mezzanine Note, and the other Mezzanine Loan Documents and any other financial accommodation or extension of credit by Lender to Borrower or any of its Subsidiaries.

Observer. See Section 5.18.

Participant. See Section 9.1.

Permitted Indebtedness.  See Section 6.2.

Permitted Investments. See Section 6.5

Permitted Liens.  See Section 6.1.

Person.  Any individual, partnership, limited liability company, corporation, trust, unincorporated organization or association, and any governmental agency or political subdivision thereof.

Plan. See Section 4.3(a).

Post-Closing Actions Letter. That certain letter agreement between Borrower and Lender dated the Effective Date and listing certain post-Closing actions to be completed by Borrower.

Registration Rights Agreement. That certain Agreement between Lender (and its participants) and Borrower, dated the date hereof.

Related Documents. The Warrant, Registration Rights Agreement, the Post-Closing Actions Letter, and the Side Letter Agreement, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

Restricted Payment.  With respect to any Person: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person, (b) Stock Repurchases, (c) any other distribution on or in respect of any shares of any class of capital stock of such Person, and (d) any setting apart or allocating any sum for the payment of any dividend or distribution, or for the purchase, redemption or retirement of any shares of capital stock of such Person.

Security Agreement.   The Security Agreement dated the date of this Agreement and any other security documents executed by Borrower granting a security interest in favor of Lender as security for the Obligations (including all exhibits, schedules, annexes and the like referred to therein), as each may be amended, restated, supplemented, or otherwise modified from time to time.

Senior Lender. RBS Citizens, National Association.

Senior Lender Loan Documents. $18,000,000 Revolving Credit Note, dated the date hereof, and given by Borrower and its Subsidiaries in favor of Senior Lender; Loan and Security Agreement, dated the date hereof, between Borrower and its Subsidiaries and Senior Lender; and Collateral Assignment of Leaseholds Rights dated the date hereof, between Borrower and its Subsidiaries and Senior Lender, as each of the foregoing instruments may be amended, restated or otherwise modified from time to time, and all other documents and instruments entered into by Borrower, its Subsidiaries and/or Senior Lender in connection therewith.

Side Letter Agreement. That certain letter agreement dated the date hereof between Borrower and Lender.

Stock Repurchases. The purchase, redemption, or other acquisition or retirement of any shares of any class of capital stock of such Person directly or indirectly.

Subsidiary.  With respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

Term Sheet. Means that certain Term Sheet date October 24, 2007 by and between Lender and Borrower, relating to the Mezzanine Loan and Warrant.

Total Funded Debt. All obligations of Borrower for borrowed money except for accounts payable, and including without limitation the Mezzanine Note, Borrower’s bank obligations, shareholder notes and that arising under the Senior Lender Loan Documents.

UCC.  The Uniform Commercial Code as in effect in the State of Rhode Island from time to time.

UCC Financing Statements.  All Uniform Commercial Code financing statements covering all or any portion of the Collateral.

Warrant. Individually and collectively, Common Stock Purchase Warrant No. [WC-X] dated the date hereof and issued to Lender, Common Stock Purchase Warrant No. [WC-X] dated the date hereof and issued to Cephas Capital Partners, L.P., and Common Stock Purchase Warrant [WC-X] dated the date hereof and issued to SEED Ventures, LP.

Section 1.2 Accounting Terms.  All terms of an accounting character not specifically defined herein have the meanings given such terms by GAAP.

Section 1.3 Certain Matters of Construction.  The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision thereof. Any pronoun used shall be deemed to cover all genders. The Section captions, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Mezzanine Loan Documents, shall include any and all modification or amendments thereto and any and all extensions or renewals thereof. Unless otherwise expressly provided, each reference to “Section” shall be a reference to the Section contained in this Agreement.

ARTICLE II
AGREEMENT TO LEND

Section 2.1 Agreement to Lend. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, Lender agrees to make a loan to Borrower in the original principal amount of $5,000,000, as evidenced by the Mezzanine Note (the “Mezzanine Loan”). The Mezzanine Note shall be in the form set forth in Exhibit 2.1 and shall be executed and delivered by Borrower pursuant to and in accordance with the terms of this Agreement. The obligation of Borrower to repay the principal of the Mezzanine Loan and to pay interest thereon shall be evidenced by the Mezzanine Note.

Section 2.2 Funding. Upon satisfaction of all of the Closing Conditions, Lender shall lend $5,000,000 to Borrower (the “Funds”).

Section 2.3 Term of the Mezzanine Loan. The Mezzanine Loan shall be for a term commencing on the Closing Date and ending on the Mezzanine Loan Maturity Date (the “Term”).

Section 2.4 Closing. The execution and delivery of the Mezzanine Loan Documents shall take place at the offices of Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903, at a closing (the “Closing”) on or about the date of this Agreement or at such other place or on such other date as to which Lender and Borrower may agree (the “Closing Date”). If, at the Closing, Borrower shall fail to deliver to Lender the Mezzanine Note and the other Mezzanine Loan Documents, as provided in this Article, or if any of the conditions specified in Article III shall not have been satisfied or waived by Lender, then Lender shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other respective rights it may have by reason of such failure or non-fulfillment.

ARTICLE III

CONDITIONS

Section 3.1 Closing Conditions.  It shall be a condition precedent to Lender’s obligation to close and fund the Mezzanine Loan and hereunder that each of the following conditions be satisfied in full, as determined by Lender, unless waived or deferred by Lender in writing at or prior to the closing and funding of the initial Loan hereunder:

3.1.1 Executed Mezzanine Loan Documents.  Each of the Mezzanine Loan Documents and Related Documents shall have been executed and delivered to Lender in form, content and manner of execution and delivery satisfactory to Lender and its counsel.

3.1.2 No Material Change.  No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of Borrower, or Borrower’s business, since September 30, 2007.

3.1.3 Warranties and Representations Accurate.  All warranties and representations made by or on behalf of Borrower to Lender under the Mezzanine Loan Documents and Related Documents, shall be true, accurate and complete in all material respects and shall not have omitted any material fact necessary to make the same not misleading.

3.1.4 No Other Liens; Taxes and Municipal Charges Current.  Lender shall have received the results of tax, judgment and lien searches showing no unexpected Liens on the Collateral, whether inferior, pari passu or superior to Lender’s Liens on the Collateral, except in respect of: (a) real estate taxes, personal property taxes and other municipal charges not yet due and payable; and (b) Permitted Liens.

3.1.5 Condition of Collateral.  There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any property comprising, or intended to comprise, the Collateral.

3.1.6 Insurance.  Borrower shall have provided to Lender with respect to the Collateral evidence of: (i) insurance coverages which meet the insurance requirements set forth in Section 5.9 hereof to the reasonable satisfaction of Lender; including, without limitation, the naming of Lender as loss payee under all policies of casualty insurance under ACORD Form 27 or other standard lender’s loss payable endorsement, and as additional insured under all policies of liability insurance, together with a certificate of insurance as to all insurance coverage on the properties of Borrower; and, if requested, (ii) payment of the premiums for such insurance, to the extent then due and payable.

3.1.7 Organizational Documents and Entity Agreements.  Lender shall have received with respect to Borrower and each Subsidiary (i) a copy of the formation document on file with the governmental office of the jurisdiction of its organization certified by an authorized official of such office, and a legal existence and good standing issued by such official; (ii) a copy of the by-laws or other governing documents certified by the clerk or other official keeper of company records authorized to give such certification; (iii) legal existence and good standing certificates for each jurisdiction, if any, in which Borrower or any Subsidiary is required by applicable law to have registered as a foreign entity to do business in such jurisdiction.

3.1.8 Votes, Consents and Authorizations.  Lender shall have received and approved copies of all votes, consents and authorizations, certified by the secretary or other official keeper of Borrower’s records authorized to give such certification, as may be reasonably required to evidence authority for: (i) the execution and delivery of each of the Mezzanine Loan Documents and the transactions contemplated thereby; and (ii) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower hereunder or in connection with the transactions contemplated hereby.

3.1.9 Legal Opinion.  Lender shall have received and approved a legal opinion letter from counsel to Borrower, in form and substance reasonably acceptable to Lender.

3.1.10 No Default.  There shall not exist any default or event of default under any of the Mezzanine Loan Documents.

3.1.11 Other Documents and Information.  Lender shall have received and approved such other documents, instruments, agreements, and information as Lender shall reasonably request in connection with the transactions contemplated hereby, including such other documents, instruments, agreements, and information as Lender reasonably determines are necessary at any time to perfect any of Lender’s liens and security interests in the Collateral.

3.1.12 Proceedings, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby and thereby or which, in Lender’s good faith judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Mezzanine Loan Documents.

3.1.13 Payment of Lender’s Counsel’s Fees and Costs.  Borrower shall have paid all fees due and payable to Lender (including without limitation, Lender’s Application Fee of $25,000 and Lender’s Closing Fee of $75,000) its participants, and their respective counsel incurred in connection with this Agreement and the other Mezzanine Loan Documents and Related Documents.

ARTICLE IV

BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower makes the representations and warranties set forth below to induce Lender to make Mezzanine Loan, and to enter into this Agreement and the transactions contemplated hereby, with the understanding that Lender is relying thereon:

Section 4.1 Organization.   Borrower and all of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, have the power and authority to own their properties and to carry on their businesses as now being conducted, and are duly qualified to do business and are in good standing in all jurisdictions except where the failure to be so qualified or in good standing, individually or in the aggregate, could not materially adversely affect the enforceability of any material contract or the business, operations, financial condition or prospects of Borrower, or Borrower and its Subsidiaries or their respective businesses taken as a whole. The copies of Borrower’s and Subsidiaries’ organizational documents and by-laws furnished to Lender are true, complete and correct copies of such documents as they exist on the date of this Agreement.

Section 4.2 Authorization, No Violations.  The execution, delivery and performance of this Agreement, the Mezzanine Note, and the other Mezzanine Loan Documents and Related Documents by Borrower or any of its Subsidiaries, as the case may be, (i) are within the powers and authority of Borrower and each such Subsidiary, (ii) have been duly authorized by proper proceedings, (iii) do not and will not contravene in any material respect any provision of applicable law or Borrower’s or any of the Subsidiary’s organizational documents or governing documents or any amendment thereof or any indenture or agreement to which Borrower or any of its Subsidiaries is a party or of any other indenture or agreement or any order, regulation, ruling or requirement of a court or public body or authority by which Borrower or any of its Subsidiaries is bound and of which Borrower is aware, (iv) give rise to a right to (or otherwise) terminate, accelerate the maturity of, or increase any payment due under, or conflict with or result in any breach of or any default under, any note, bond, mortgage, indenture, license, agreement or other instrument applicable to Borrower; and (v) will not result in, or require the creation or imposition of, any Lien or encumbrance on the property or revenues of Borrower or any of its Subsidiaries (other than Liens permitted by this Agreement). This Agreement, the Mezzanine Note, the other Mezzanine Loan Documents to which Borrower or any of its Subsidiaries is a party and the Related Documents have been executed and delivered by Borrower and each such Subsidiary and constitute legal, valid and binding obligations of Borrower and each such Subsidiary, enforceable against Borrower and each such Subsidiary in accordance with their respective terms.

Section 4.3 Ownership .

(a) Borrower’s Capital Securities. Borrower’s authorized capital stock consists solely of 15,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), of which 5,105,318 shares are issued and outstanding of record (collectively, the foregoing issued shares are hereinafter referred to as (“Issued Shares”). No shares of Borrower’s Capital Securities are held as treasury shares. Exhibit 4.3(a) sets forth a table indicating the capitalization of Borrower immediately prior to the Closing and a table indicating the capitalization of Borrower immediately following the Closing, such Exhibit 4.3(a). Except as set forth on Exhibit 4.3(a) there are no outstanding shares of Borrower’s Capital Securities or Convertible Securities or rights or agreements related thereto, including among others all outstanding options, warrants, stock appreciation rights, phantom stock and other equity interests of any kind in Borrower, pursuant to which Borrower is or may become obligated to issue any shares of Capital Securities. Except as set forth on Exhibit 4.3(a), the number of shares of Capital Securities, if any, issuable in connection with the securities described on Exhibit 4.3(a), is not subject to adjustment by reason of the issuance of the Warrants or the Common Stock issuable upon conversion thereof. All of the Issued Shares of Borrower ‘s Capital Securities are issued and owned by the Persons listed on Exhibit 4.3(a) have been duly authorized, are validly issued and outstanding and are fully paid and non-assessable have been offered, issued, sold, and delivered in compliance with the applicable federal and state securities laws, including the Securities Act. Lender acknowledges Borrower’s existing 2005 Equity Incentive Plan (the “Plan”) and in the absence of an Event of Default, nothing contained in this Section 4.3 shall limit Borrower’s ability to continue to grant options under the Plan, as presently constituted.

(b) Subsidiaries. All ownership interests its Subsidiaries are identified on Exhibit 4.3(b) hereto by name and percentage interest of each owner, all such interests in Subsidiaries have been fully paid for in immediately available Dollars, and are owned, free and clear of all liens and encumbrances.

(c) Preemptive Rights, Convertible Securities, etc. There are no outstanding rights, including, but not limited to preemptive rights, Convertible Securities or other agreements providing for or requiring the issuance or purchase by Borrower or of any Subsidiary of, any Capital Securities or any Convertible Securities convertible into, or exchangeable for, or exercisable into, its Capital Securities. All preemptive rights existing prior to the date hereof have been validly waived or the applicable time periods relating thereto have expired prior to exercise of such preemptive rights by the holders thereof.

(d) Voting Agreements. There are no voting trusts, proxies, or agreements relating to the voting of the Borrower’s or any Subsidiary’s Capital Securities.

Section 4.4 Governmental and Other Approvals.  No approval, consent or authorization of, or any other action by, or filing or registration with, any governmental department, agency or instrumentality, domestic or foreign, other than which have been obtained, if any, is necessary for (i) the execution and delivery of, and the performance of the obligations under, and the consummation of the transactions contemplated by, this Agreement, the Mezzanine Note, the other Mezzanine Loan Documents executed by Borrower and any of its Subsidiaries party thereto and the Related Documents, and (ii) the borrowing of the Mezzanine Loan and the use of proceeds thereof.

Section 4.5 Litigation.  Except as set forth in Exhibit 4.5 hereto or as otherwise disclosed in writing to Lender subsequent to the date of this Agreement pursuant to Section 5.3 hereof, there are no actions, suits, investigations or proceedings pending or actually known to be threatened in writing against or affecting Borrower or any of its Subsidiaries, or any properties or rights of Borrower or any of its Subsidiaries, by or before any court or administrative agency or regulatory authority or agency or arbitration tribunal which reasonably could be expected to have a material adverse effect on the operations, financial condition, business or prospects of Borrower or their businesses, if adversely determined.

Section 4.6 Absence of Burdensome Contracts and Restrictions.  Neither Borrower nor any of its Subsidiaries are subject to any provision in their organizational or governing documents, or any amendment thereof, or are a party to or otherwise bound by any indenture or agreement (including without limitation any lease of real or personal property) or bound by any order, regulation, ruling or requirement of a court or public body or authority which will, under current reasonably foreseeable conditions, have a material adverse affect on their normal operations or impair their financial condition, business or prospects.

Section 4.7 Financial Statements; No Undisclosed Liabilities; No Changes.   The financial statements for the fiscal year ended December 31, 2006, previously delivered to Lender fairly and accurately reflect the financial condition and the results of operations of Borrower and its Subsidiaries as of such date, subject only to non-recurring year-end adjustments, and have been prepared in accordance with GAAP applied on a basis consistently followed in all material respects throughout the periods involved. Borrower has also provided Quarterly Financial Statements (SEC 10Qs) for the periods ending March 31, 2007, June 30, 2007 and September 30, 2007. There are no material commitments, liabilities or obligations of Borrower or its Subsidiaries, whether absolute, accrued, contingent or otherwise (including without limitation any liability under any guaranty) that are not disclosed on such financial statements or that are materially different from those disclosed on such financial statements Other than as set forth in Exhibit 4.7 hereto, since September 30, 2007, there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business or prospects shown on the financial statements of Borrower or its Subsidiaries as at and for the period ended on said date, except for changes in the ordinary course of business consistent with past practice.

Section 4.8 Licenses, Permits, Third Party Consents, Compliance with Law, Etc.  Except for the consents identified on Exhibit 4.8 hereto, Borrower and its Subsidiaries have all necessary licenses and permits and other rights to allow them to conduct their business as presently conducted, unless the failure to obtain such license, permit or right would not have a material adverse effect on the business and is in compliance in all material respects with all laws, rules, orders and regulations applicable to the conduct of their businesses or their properties.

Section 4.9 Title to Properties and Assets.  Borrower and each of its Subsidiaries have good and marketable title to their properties and assets, including such properties and assets as are reflected in the financial statements referred to in Section 4.7 hereof (except such assets as have been disposed of in the ordinary course of business subsequent to the date thereof), free and clear of any Lien except for Permitted Liens or Liens disclosed in UCC search reports attached hereto as Exhibit 4.9. Borrower has not been the surviving entity in a merger, or acquired any other Person or assets of a Person, other than in the ordinary course of business, within the most recent twelve-year period immediately preceding the date of this Agreement.

Section 4.10 Leases.  Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real or personal property of which Borrower or any of its Subsidiaries is lessee. All such leases are valid, subsisting and in full force and effect and (i) there are no material uncured defaults of Borrower or any of its Subsidiaries, or the lessors thereunder, (ii) no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default thereunder, and (iii) there is no other reason why the tenant under each such lease may not continue to occupy the leased premises, including without limitation foreclosure upon the landlord’s interest therein.

Section 4.11 Intellectual Property   Exhibit 4.11 sets forth all the Intellectual Property that the Borrower or any of its Subsidiaries owns or possesses the valid right to use. Except as set forth on Exhibit 4.11, Borrower and each of its Subsidiaries owns or possesses the right to use all Intellectual Property, and all rights with respect thereto, necessary for the conduct of their business as now conducted and as proposed to be conducted, without any conflict with the rights of others. Neither Borrower nor any of its Subsidiaries have entered into any agreements for the license of any such Intellectual Property with any third party. To Borrower’s and its Subsidiaries’ knowledge, neither Borrower nor such Subsidiaries have infringed any Intellectual Property rights of any other person or entity and have not received any notice of such infringement.

Section 4.12 Tax Returns and Taxes.   All federal, state and other taxes, assessments and other governmental charges upon Borrower and its Subsidiaries or their respective properties which are due and payable or claimed to be due have been paid to federal, state or local taxing authorities (including, without limitation, taxes on properties, franchises, licenses, sales and payrolls). All charges, accruals and reserves for taxes reflected in the balance sheet referred to in Section 4.7 are adequate to cover the tax liabilities of Borrower and its Subsidiaries as of the date(s) thereof. There are no tax liens upon any of the properties of Borrower or any of its Subsidiaries. There are no pending tax examinations nor have any tax claims been asserted by any taxing authority against Borrower or any of its Subsidiaries other than as disclosed on Exhibit 4.12 or as otherwise disclosed in writing to Lender subsequent to the date of this Agreement pursuant to Section 5.3 hereof, nor is there any basis for any such claim.

Section 4.13 ERISA Matters.  Except as set forth on Exhibit 4.13, Borrower and each of its Subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of ERISA with respect to any ERISA plan maintained by Borrower and is otherwise in compliance in all material respects with any provisions of ERISA applicable to Borrower or any of its Subsidiaries.

Section 4.14 No Default.  No Default has occurred which has not been cured or waived and neither Borrower nor any of its Subsidiaries is in default under any instrument, contract or other agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries, or any of their respective properties is bound, or with respect to any order, judgment, writ, injunction, decree, award, regulation, ruling or requirement of a court or a public body or authority known to Borrower, after due inquiry, by which Borrower, or any of its Subsidiaries, or any of their respective properties are bound.

Section 4.15 Margin Stock.   Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, T or X of the Board of Governors of the Federal Reserve System. The execution, delivery and performance of this Agreement and the other Mezzanine Loan Documents and the use of the proceeds of the Mezzanine Loan by Borrower do not and will not constitute a violation of said regulations.

Section 4.16 Disclosure.  None of the representations and warranties contained in this Article IV or otherwise made in writing by or on behalf of Borrower pursuant hereto, or in the financial statements referred to in Section 4.7, or in any other document, certificate or written statement furnished to Lender by or on behalf of Borrower or any of its Subsidiaries in connection with this Agreement or any other Loan Document (i) contains any untrue statement of a material fact, or (ii) when considered in connection with all other such representations and warranties, omits stating a material fact necessary to make the statements contained herein or therein not misleading as of the date thereof. There is no fact known to Borrower or any of its Subsidiaries which materially adversely affects the business, assets, operations, or prospects of Borrower, or Borrower and its Subsidiaries taken as a whole, the financial position or results of operation of Borrower, or Borrower and its Subsidiaries taken as a whole, which is not disclosed herein, in the financial statements described in Section 4.7 hereof or in any other documents, certificates or written statements furnished to Lender in connection with this Agreement.

Section 4.17 Survival of Representations and Warranties.  All representations and warranties made by Borrower herein or in any other Mezzanine Loan Document or Related Document or made in any certificate delivered hereunder or thereunder shall survive the advance of the proceeds of the Mezzanine Loan until payment in full of the Obligations.

Section 4.18 Solvency.  After giving effect to the transactions contemplated under the Mezzanine Loan Documents, Borrower and each of its Subsidiaries will be solvent, will be able to pay its debts as they become due, and will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage.

Section 4.19 Statutory Indebtedness Restrictions. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act, or the Investment company Act of 1940, or any other federal, state or local statute, ordinance or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

Section 4.20 Indebtedness. Exhibit 4.20 sets forth a listing of all indebtedness to a single creditor in an excess of $250,000, and where applicable, includes a description of any collateral given as security and any restrictions on obtaining or maintaining other indebtedness (collectively, “Existing Indebtedness”).

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof and so long as any Obligation under this Agreement or the other Mezzanine Loan Documents is outstanding, Borrower shall:

Section 5.1 Use of Funds. Utilize the Funds in the manner set forth in Exhibit 5.1 and pursuant to the terms and conditions of the Mezzanine Loan Documents.

Section 5.2 Information to be Furnished.  Furnish, or cause to be furnished, to Lender:

(a) Annual Audited Financial Statements.  As soon as available and not later than one hundred and twenty (120) days after the close of each fiscal year of Borrower, audited financial statements consisting of Consolidated and Consolidating balance sheets and the related Consolidated and Consolidating statements of income, shareholders’ equity and cash flow for such year, (including a comparison to the immediately preceding fiscal year of Borrower), together with a statement of a firm of independent certified public accountants selected by Borrower and satisfactory to Lender (“Independent Auditor”), to the effect that such financial statements, in such firm’s opinion, fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries, as at the end of such fiscal year and the results of Borrower’s unconsolidated and Consolidating operations and changes in financial position for such fiscal year in conformity with GAAP. Such report shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of Borrower’s or its Subsidiaries’ respective records.

(b) Quarterly Financial Statements.  As soon as available and not later than forty-five (45) days after the close of each fiscal quarter of Borrower, Consolidated and Consolidating balance sheets of Borrower and its Subsidiaries as of the close of the period and the related Consolidated and Consolidating statements of income, cash flow, and shareholders’ equity for the elapsed portion of the year through such quarter, (including a comparison to the immediately preceding fiscal year of Borrower and a comparison to budget), and accompanied by a certificate signed by the chief financial officer of Borrower to the effect that such financial statements in such officer’s opinion, subject to year-end adjustments, fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries, if any, as at the end of such quarter and the results of its operations and changes in financial position for the period covered thereby in conformity with GAAP.

(c) Quarterly Management Discussion.  As soon as available and not later than forty-five (45) days after the close of each fiscal quarter of Borrower, a management discussion of Borrower’s operations and financial performance for the period.

(d) Board Approved Budget. Within ninety (90) days after Borrower’s fiscal year end, an operating budget for the upcoming fiscal year approved by the Board, including balance sheet, income statement and cash flow statement.

(e) Covenant Compliance Certificate. Concurrently with the delivery of the financial statements required by clauses (a) and (b) above, a duly completed Covenant Compliance Certificate of Borrower, in substantially the form attached as Exhibit 5.2(e) attached hereto, as of the end of the period covered by such statements, signed by the chief financial officer of Borrower;

(f) Management/Audit Reports.  Concurrently with the delivery of the financial statements required by clause (a) above, copies of any management letter given in connection with the financial statements prepared at the end of any fiscal year and copies of any detailed audit reports submitted to Borrower by independent accountants in connection with any interim review of Borrower accounts and/or books and records, or any audit of such account, books and/or records;

(g) Other.  From time to time such other data and information bearing on the financial condition, results of operations and changes in financial position of Borrower or the Collateral as Lender may reasonably request in writing.

Section 5.3 Accounting Practices and Changes.  Keep books and records and prepare all financial statements required under Section 5.1 hereof in accordance with GAAP consistently applied.

Section 5.4 Notice Requirements.  Notify Lender in writing, promptly after any officer of Borrower or any of its Subsidiaries obtains actual knowledge thereof and with full details, of:

(a) any contingent liability(ies) involving an amount in excess of $500,000 with respect to Borrower (a “Material Amount”), which is not covered by insurance;

(b) any litigation or arbitration or other proceeding pending or commenced before any court or administrative or regulatory agency or authority which by itself or taken together with other such litigation or proceedings involves a Material Amount not covered by insurance, or which, if adversely determined, would have a material adverse effect on the financial condition, assets, business or prospects of Borrower or any of its Subsidiaries, individually or in the aggregate;

(c) the acceleration of the maturity of any Indebtedness of Borrower or any of its Subsidiaries (whether or not disputed) in excess of a Material Amount;

(d) the occurrence of a material default under any material agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound;

(e) any loss, destruction or diminution in the value of any Collateral or of other assets, whether or not covered by insurance, in excess of a Material Amount, in the aggregate during any fiscal year of Borrower, or if any event having a material adverse effect on any of the Collateral or the value or amount thereof in excess of a Material Amount occurs, including, in any event but without limitation, any request by an account debtor for credit or adjustment of an Account of Borrower; any discount, allowance or other adjustment by Borrower of the amount owing on an Account of Borrower not shown on the face of any invoice therefor; any dispute; and any other event affecting Accounts or the value or amount thereof;

(f) any notice of cancellation, nonrenewal received from, or given by Borrower to, any insurer, or any material change in coverage from that existing on the Effective Date;

(g) any Lien asserted, and any attachment, levy, execution or other legal process levied against any property of Borrower or any of its Subsidiaries in excess of a Material Amount, in the aggregate during any fiscal year of Borrower;

(h) any bankruptcy or other insolvency proceeding of any account debtor owing an aggregate amount in excess of a Material Amount to Borrower and any return or adjustment, rejection, repossession or loss or damage of or to merchandise represented by the Accounts, and of any credit adjustment or dispute arising in connection with the goods or services represented by the Accounts, in each case involving an amount in excess of a Material Amount;

(i) the occurrence of any reportable event (as defined in 4043 of ERISA), together with a statement of Borrower’s president or treasurer as to the details thereof and a copy of its notice thereof to the Pension Benefit Guaranty Corporation;

(j) any known release occurring after the date of this Agreement, or likely threat of release, of Hazardous Materials from, on or onto any site owned or operated by Borrower, or of any expense or loss in connection therewith, or the commencement of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any Hazardous Materials for which expense or loss Borrower or any of its Subsidiaries may be liable or potentially responsible;

(k) any change in (i) Borrower’s legal name, (ii) the address of Borrower’s principal or main office, (iii) the jurisdiction of Borrower’s organization, or (iv) the location of any Collateral or Borrower’s records with respect to Accounts; and

Section 5.5 Inspection.  Permit Lender, its participants, or their respective officers, employees or representatives to visit and inspect any of Borrower’s and its Subsidiaries’ properties and to examine and make extracts from Borrower’s and its Subsidiaries’ books and discuss the affairs, finances and accounts of Borrower and its Subsidiaries with their respective officers, once per each calendar year, upon reasonable notice; provided, however, that the foregoing limitation shall not apply if an Event of Default has occurred and is continuing.

Section 5.6 Type of Business.  Remain engaged solely in (i) the lines of business carried on by Borrower and its Subsidiaries on the Effective Date, and (ii) other businesses or activities that are similar thereto or that constitute an extension, development, or expansion thereof, or that are ancillary or otherwise related thereto.

Section 5.7 Legal Existence.  Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s and each of its Subsidiaries’ existence, rights and franchises and to maintain in good standing Borrower’s and its Subsidiaries’ legal existence and status as a foreign entity qualified to do business in those jurisdictions where Borrower or any of its Subsidiaries is required to be qualified and where failure to be so qualified could have a material adverse effect on either Borrower or its Subsidiaries.

Section 5.8 Payment of Taxes and Claims.  Pay each tax or other assessment or governmental charge or levy imposed upon Borrower or any of its Subsidiaries or their respective property prior to the time when any penalties or interest (except interest during extensions of time for filing of tax returns) accrue with respect thereto, as well as any lawful claim for labor, materials or supplies which if unpaid might become a lien or charge upon Borrower’s or any of its Subsidiaries’ respective properties or any part thereof, unless in each such case, the same is being contested in good faith and an adequate reserve therefor has been established and is maintained in accordance with GAAP; and indemnify Lender against and hold it harmless from any and all sales, use or value added taxes imposed by the United States or any state, municipality or other jurisdiction in connection with the Mezzanine Loan or the Collateral.

Section 5.9 Maintenance of Properties.  Maintain and keep its and its Subsidiaries’ tangible properties in good repair, working order and condition, wear and tear, obsolescence, condemnation and casualty excepted (subject to any obligation to restore from insurance proceeds and/or condemnation awards made available to Borrower), and make or cause to be made such repairs thereto and replacements thereof as shall be appropriate to the effective conduct of Borrower’s and its Subsidiaries’ businesses.

Section 5.10 Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurers reasonably satisfactory to Lender against such risks and in such amounts as is usually carried by owners of similar businesses and properties in the same general areas in which Borrower and each of its Subsidiaries have previously maintained insurance or as shall otherwise be reasonably satisfactory to Lender; provide to Lender on the Effective Date and annually thereafter, an endorsement naming Lender as additional insured or loss payee under a lender’s loss payable endorsement under all insurance policies maintained with respect to the Collateral and providing for thirty (30) days prior notice to Lender of cancellation or reduction in coverage; maintain in full force and effect public liability insurance, in such amounts as are deemed prudent by Borrower and reasonably acceptable to Lender, against claims for bodily injury, death or physical property damage occurring upon, in, about or in connection with any properties owned or controlled by Borrower or any of its Subsidiaries or through the operation of any motor vehicles by Borrower’s or any of its Subsidiaries’ agents or employees or arising in any manner out of the business carried on by Borrower or any of its Subsidiaries; and, upon request by Lender, furnish to Lender satisfactory evidence of all such insurance. In the event of failure by Borrower to provide or maintain insurance as required herein, Lender may, at its option, provide such insurance and add the amount of the premium therefor to the amount of the Mezzanine Loan.

Section 5.11 Compliance With Law.  Comply in all material respects with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over Borrower and its Subsidiaries and/or Borrower’s or its Subsidiaries’ businesses and maintain in full force and effect at all times all licenses and permits necessary to the operation of Borrower’s and its Subsidiaries’ businesses, except, in each case, where (i) the failure to comply would not have a material adverse effect on Borrower or its Subsidiaries or their respective businesses, or (ii) Borrower or any of its Subsidiaries shall have commenced action to contest any such law, rule, regulation or order and thereafter diligently pursues such action to completion, provided that, Borrower’s or its Subsidiaries’ non-compliance therewith shall not have, or result in, a material adverse effect on either Borrower or its Subsidiaries or their respective businesses.

Section 5.12 Subsidiaries.  Concurrently with the acquisition or creation by a Borrower of a Subsidiary after the date of this Agreement, execute, and cause such Subsidiary to execute, such documents as Lender may require consistent with the documents specified under Section 3.1 hereof, which documents may include, but shall not be limited to, a guaranty, security agreement, and Uniform Commercial Code Financing Statement(s) covering all personal property of such Subsidiary.

Section 5.13 Field Audits and Exams.   Borrower shall allow Lender, or any of Lender’s employees or representatives to visit and inspect Borrower’s and its Subsidiaries’ properties to conduct a field audit and exam at such reasonable times as Lender may reasonably request and at Lender’s expense. So long as no Event of Default has occurred, Lender shall conduct no more than one (1) such field audit and exam during any calendar year.

Section 5.14 Financial Covenants.  Borrower and its subsidiaries shall maintain at all times the following financial covenants, calculated on a consolidated basis, (which are also set forth in the Covenant Compliance Certificate of Borrower, which shall be tested at the end of end fiscal quarter by Lender:

(a) The ratio of Total Funded Debt to EBITDA (Total Funded Debt/EBITDA) measured on a trailing four quarters basis:

i. At 12/31/07 and 3/31/08 shall not exceed a ratio 5.5:1; and

ii. For each quarter after 3/31/08 shall not exceed 5.0:1 at any time.

(b) Interest Coverage Ratio (EBITDA/Total interest expense (regardless of whether paid) under the Senior Loan Documents and Mezzanine Loan Documents) shall exceed 1.75 times at all times.

(c) Fixed Charge Coverage Ratio (EBITDA/Borrower’s cash interest expense, principal payments, cash income taxes and unfinanced CAPEX expensed in that year) shall equal or exceed 1.03 times at all times.

Section 5.15 Further Assurances.  At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement, including, without limitation, the defense of the right, title and interests of Lender in and to any of Lender’s or Borrower’s rights in the Collateral against, and the taking of any action necessary to remove, any liens or encumbrances other than Permitted Liens.

Section 5.16 Maintenance of Funds. Maintain the Funds in the form of Cash and Cash Equivalents, subject to the prior written consent of Lender.

Section 5.17 Reservation of Common Stock for Exercise of Warrant.   Authorize and reserve at all times after December 11, 2007, sufficient shares of Common Stock to allow Lender and its participants, to exercise their respective available rights under the Warrant.

Section 5.18 Board Observer Seat.   Provide to Lender the right to designate an individual of its choice to represent Lender as a non-voting, observer to Borrower’s Board of Directors (an “Observer”), who shall be entitled to attend all Board of Director (“Board”) meetings and receive timely notice thereof and all documentation that is made available to the other Directors; provided, however, that in the event Gregory Mulligan is no longer a Director, then Lender shall have the right to designate an additional individual of its choice to represent Lender and its participants as an Observer. The Observer shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. As a condition to becoming an Observer pursuant to Section 5.18, such Observer shall first execute the Borrower’s form of Confidentiality, Non-Disclosure and Non-Use Agreement, attached hereto as Exhibit 5.18.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1 Liens, Security Interests, Etc.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not: other than sales of Inventory or grants of licenses and other rights in the ordinary course of Borrower’s or its Subsidiaries’ businesses for cash or on open account and on terms of payment ordinarily extended to their customers, sell, factor or borrow on the security of the Collateral, or create, assume or permit to exist any Lien in Borrower’s or its Subsidiaries’ real or personal property in favor of any Person other than Lender, except for the following (“Permitted Liens”):

(a) Liens for taxes or assessments not yet delinquent or whose validity or amount is being contested in good faith by appropriate proceedings (unless and until foreclosure or any similar proceeding shall have been commenced) and for which adequate reserves have been established and maintained in accordance with GAAP;

(b) landlords’ non-consensual statutory or common law Liens in respect of rent not in default on property located at such landlord’s leased premises;

(c) Liens in respect of (i) pledges or deposits under workers’ compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), (ii) appeal and similar bonds incidental to litigation, (iii) mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent or, if delinquent and in dispute action shall have been commenced to have such lien bonded off or otherwise removed or discharged and thereafter such action is being pursued diligently to completion for a period not to exceed 90 days, and (iv) statutory obligations incidental to the conduct of Borrower’s and its Subsidiaries’ businesses that do not in the aggregate materially detract from the value of Borrower’s and its Subsidiaries’ property, or materially impair the use thereof in the operation of Borrower’s and its Subsidiaries’ businesses taken as a whole;

(d) judgment Liens that shall not have been in existence for a period longer than 90 days after the creation thereof, or if a stay of execution shall have been obtained, for a period longer than the expiration of such stay provided that such periods shall be extended by an additional 30 days if, within any such initial 90 day period, a bond for such Lien shall have been provided; and

(e) Liens pursuant to the Senior Loan;

(f) Existing equipment leases; and

(g) Any other Liens to which Lender gives its written consent.

Section 6.2 Indebtedness.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not: incur, assume or permit to exist Indebtedness (including, without limitation, Guaranties) to any Person other than Lender except for the following permitted Indebtedness (“Permitted Indebtedness”):

(a) Indebtedness which is secured by Permitted Liens;

(b) Indebtedness under the Senior Loan Documents;

(c) Indebtedness set forth on Exhibit 6.2 hereto (“Scheduled Debt”); and

(d) Indebtedness that is subordinate to the Mezzanine Loan and subject to a subordination agreement satisfactory to Lender in its sole discretion.

Section 6.3 Merger; Consolidation; Sale or Lease of Assets.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not: (a) liquidate, merge or consolidate with another Person, or (b) sell, lease, assign or otherwise dispose of Borrower’s or any of its Subsidiary’s (i) assets having an aggregate value of Five Million Dollars ($5,000,000) during any fiscal year, or (ii) any material asset of Borrower or any of its Subsidiaries.

Section 6.4 Sale and Leaseback.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not: sell or transfer any of Borrower’s or its Subsidiaries’ properties to any Person with the intention of taking back a lease of the same property or leasing other property for substantially the same use as the property being sold or transferred.

Section 6.5 Acquisitions; Investments.

(a) Acquisitions. Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not enter into any transaction, or series of related transactions, by which Borrower or any of its Subsidiaries acquires the business of, or all or substantially all of the assets of, any Person other than a direct or indirect Subsidiary of Borrower, or any division of such Person, whether through the purchase of assets, purchase of stock, merger or otherwise for aggregate consideration in excess of $10,000,000, without the prior written consent of Lender.

(b) Investments. Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not enter into any transaction, or series of related transactions, by which any Person that was not theretofore a Subsidiary of Borrower becomes a Subsidiary of Borrower, or make any Investments in any Person (including without limitation advances to officers and employees except for business expenses incurred in the ordinary course) except that Borrower may acquire and hold Investments in Cash and Cash Equivalents (“Permitted Investments”).

Section 6.6 ERISA.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not, with respect to all employee benefit plans maintained by Borrower, if any: (a) engage in any “prohibited transaction” (as such term is defined in 406 or 2003(a) of ERISA); (b) incur any “accumulated funding deficiency” (as such term is defined in 302 of ERISA), whether or not waived, by failing to pay to any such employee benefit plan any contribution which Borrower is obligated to pay under the terms of such plan; (c) incur any withdrawal liability with respect to any multiemployer plan which is not fully bonded; or (d) terminate any such employee benefit plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to 4068 of ERISA, or allow or suffer to exist any occurrence of a reportable event” (as defined in 4043 of ERISA) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan.

Section 6.7 Restricted Payments.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower, its Subsidiaries and its Affiliates shall not declare or make any Restricted Payment.

Section 6.8 Transactions With Affiliates.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not engage in any transaction or enter into any agreement with, or on behalf of, any Person that, directly or indirectly, through one or more intermediaries controls or is controlled by or is under common control with Borrower, or is a shareholder, member, employee, director or officer of Borrower (an “Affiliate”), except on any terms that are not materially less favorable to Borrower than those that would have been obtained in a comparable transaction by Borrower with an unrelated Person. As used in this Section 6.8, “control” of a Person means the possession, direct or indirect, of the power to vote twenty percent (20%) or more of the voting stock or equivalent interests of such Person, or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting stock or equivalent interests, by contract, or otherwise.

Section 6.9 Fiscal Year.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not change the last day of its fiscal year from December 31.

Section 6.10 Charter.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not amend its articles of incorporation or any other organizational documents in an manner that would adversely affect the Lender, without the prior written consent of Lender.

Section 6.11 Capital Stock. Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not (a) authorize the issuance of any additional Capital Securities or Convertible Securities; (b) issue any additional Capital Securities or Convertible Securities; or (c) recapitalize or reclassify any Capital Securities or Convertible Securities. Nothing contained in this Section 6.11 shall limit Borrower’s ability to continue to grant options under the Plan, as presently constituted.

Section 6.12 Material Changes.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not make any material changes in Borrower’s business purposes, without the prior written consent of the Lender.

Section 6.13 Shareholder Indebtedness.   Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not repay any loans owning to any shareholders of the Borrower.

Section 6.14 Capital Expenditures.  Borrower covenants and agrees that so long as this Agreement is in effect or any Obligation remains outstanding, Borrower and its Affiliates shall not make capital expenditures in any fiscal year greater than $2,500,000, without the prior written consent of the Lender.

ARTICLE VII

POWER OF ATTORNEY

For the purpose of exercising the rights and remedies of Lender under this Agreement or any of the other Mezzanine Loan Documents and the Related Documents, at law or in equity, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, upon and following any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts reasonably permitted hereunder or by law in the name and on behalf of Borrower. The foregoing power of attorney shall be deemed to be coupled with an interest and shall be irrevocable. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Mezzanine Loan Documents or the Related Documents, Lender shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with Borrower and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Mezzanine Loan Documents or the Related Documents or otherwise against Lender.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.1 Events of Default.  If any of the following events (an “Event of Default”) shall occur:

(a) Borrower and/or its subsidiaries shall fail to pay within five (5) days written notice of (i) any amount of principal of or interest on the Mezzanine Loan, or (ii) any fees, expenses or other amounts (other than amounts covered by subclause (i) hereof) owing at any time hereunder on or before the due date, including extensions and grace periods.

(b) Borrower or any of its Subsidiaries shall fail to comply with any covenant contained in Article V and Article VI.

(c) Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement herein contained (other than those referred to in subsections 8.1(a) and (b) above), or shall fail to perform or observe any other covenant contained herein or in any other Loan Document to which Borrower is a party and such failure shall not be remedied within thirty (30) days after written notice, or, if earlier, the date an officer of either Borrower or any of its Subsidiaries obtains actual knowledge thereof; provided, however, that such notice shall not be given more than once in any twelve month period;

(d) an Event of Default under any of the other Mezzanine Loan Documents or Related Documents shall have occurred and all grace periods, if any, applicable thereto shall have expired;

(e) any representation, warranty, statement, certificate, schedule or report made herein or in any other Mezzanine Loan Document or Related Document or furnished hereunder shall prove to have been false or misleading in any material respect as of the time made or deemed to have been made or furnished and the same shall not be remedied within thirty (30) days after written notice, or, if earlier, the date an officer of either Borrower or any of its Subsidiaries obtains actual knowledge thereof; provided, however, that such notice shall not be given more than once in any twelve month period;

(f) there shall have occurred the dissolution, termination of existence of, or the insolvency of, or the making of an assignment or trust mortgage for the benefit of creditors by, Borrower or any of its Subsidiaries;

(g) Either Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing;

(h) A proceeding or case shall be commenced, without the application or consent of either Borrower or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under such Bankruptcy Code, against Borrower or any of its Subsidiaries or action under the laws of the jurisdiction of incorporation or organization of such Borrower or any of its Subsidiaries, similar to any of the foregoing shall be taken with respect to Borrower or any of its Subsidiaries;

(i) an entry of judgment or award against either Borrower or any of its Subsidiaries shall be made (i) which exceeds $350,000 in the aggregate outstanding at any time for any such Person (ii) which has been in force more than sixty (60) days (or, if the applicable appeal period is shorter, for such shorter period) or on which execution has been levied, (iii) in respect of which Borrower or any of its Subsidiaries shall not at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which no stay of execution shall have been obtained pending such appeal or review, and (iv) the judgment or award shall have arisen out of liabilities not fully covered by insurance unless the insurer shall have acknowledged in writing that full coverage (subject to any deductibles applicable thereto) exists with respect to such judgment or award;

(j) an entry shall be made by any court or administrative agency of a final order requiring either Borrower or any of its Subsidiaries to divest itself of a substantial part of its assets and, as a consequence thereof, the ability of Borrower or any of its Subsidiaries to pay its indebtedness hereunder when due and payable is or may reasonably be expected to be materially adversely affected;

(k) there shall have occurred the loss, theft, damage or destruction of any Collateral or other property of either Borrower or any of its Subsidiaries having a value in excess of a Material Amount for which there is either no insurance coverage or for which, in the reasonable opinion of Lender, there is insufficient insurance coverage, or any levy, seizure or attachment upon any of the Collateral or other property of Borrower having a value in excess of a Material Amount by any third party shall have been made;

(l) a Change of Control shall have occurred;

(m) Borrower or any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due any amount which it shall have become liable to pay to the Pension Benefit Guaranty Corporation (“PBGC”) or to a plan under Title IV of ERISA; or notice of intent to terminate a plan or plans shall be filed under Title IV of ERISA by Borrower or any of its Subsidiaries, any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such plan or plans or a proceeding shall be instituted by a fiduciary of any such plan or plans against Borrower or any of its Subsidiaries or any ERISA Affiliate and such proceedings shall not have been dismissed within sixty (60) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such plan or plans must be terminated;

(n) a material adverse change in the business, assets, or financial condition of either Borrower, or Borrower and its Subsidiaries taken as a whole, shall have occurred;

(o) Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented from conducting all or any material part of its business affairs;

(p) there shall be instituted in any court criminal proceedings against Borrower or any of its Subsidiaries, or Borrower shall be indicted for any crime, in either case for which a forfeiture of a material portion of Borrower’s or any of its Subsidiaries property is a potential penalty; or

(q) there shall exist an event of default under any other agreement of any Person (except the Senior Lender) with the Borrower or any of its Subsidiaries, which event of default can reasonably be expected to have a material adverse effect on the Borrower or its Subsidiaries’ business, prospects, or financial condition.

Section 8.2 Remedies Upon Default.

(a) Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Mezzanine Loan Documents and Related Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Collateral, including, without limitation, at its option and without prior notice or demand, declare the unpaid principal balance of the Mezzanine Note and all accrued but unpaid interest thereon, as well as all other sums owing under the Mezzanine Loan Documents, immediately due and payable, except that Lender may make any advances after the happening of any one or more of said events of default without thereby waiving the right to demand payment in full of the Mezzanine Note and such other amounts and without liability to make any other or further advances.

(b) If Borrower fails to perform any covenant or obligation contained herein or in the other Mezzanine Loan Documents or Related Documents and such failure shall continue for a period of thirty (30) days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Mezzanine Loan Documents or Related Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Indebtedness (and to the extent permitted under applicable laws, secured by the Security Agreement and other Mezzanine Loan Documents) and shall bear interest from the date expended at the Default Interest Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower of any such failure.

(c) At the option of Lender, any default by Borrower under this Agreement or in the performance of any of Borrower’s covenants, agreements or obligations contained herein, shall constitute a default under the Mezzanine Note, the Security Agreement or any of the other Mezzanine Loan Documents to the same extent as though the Note had by its own terms become due and payable at maturity and payment thereof had been refused, and in such event Lender may, without liability to Borrower, assert and exercise any and all rights and remedies provided for herein or in the Mezzanine Note, the Security Agreement or any of the other Loan Documents or otherwise as may be provided by law. Such rights and remedies may be asserted concurrently or successively from time to time (either before or after commencement of foreclosure proceedings or before or after the exercise of any other remedy of Lender) until the Mezzanine Note, including interest thereon, and all of the Indebtedness of Borrower to Lender under this Agreement and the other Mezzanine Loan Documents, have been paid in full.

(d) An Event of Default under Section 8.1(1), shall give Lender the additional right to require Borrower to repurchase the Mezzanine Note, to the extent allowable under the applicable SBA regulations, with the consideration consisting of (x) cash and/or (y) Common Stock (but only to the extent insufficient cash exists to allow repurchase of the Mezzanine Note in cash) as follows:

(i) Between December 11, 2007 and December 10, 2008: 105% of the remaining principal balance of the Note, plus any accrued but unpaid interest thereon;

(ii) Between December 11, 2008 and December 10, 2009: 104% of the remaining principal balance of the Note, plus any accrued but unpaid interest thereon; and

(iii) Between December 11, 2009 and December 10, 2010: 103% of the remaining principal balance of the Note, plus any accrued but unpaid interest thereon.

If Lender, acting in its sole discretion, exercises its rights to require Borrower to repurchase the Note with Common Stock, the number of shares of such Common Stock being offered to Lender as consideration for such repurchase shall be calculated as follows:

S=C/P

Where S equals the number of shares of Common Stock comprising the repurchase consideration, C equals the amount of cash consideration payable in accordance with the provisions of Section 8.2(d)(i) to (iii) and P equals the Fair Market Value (as defined in the Warrant) per share of Common Stock under the Warrant as of the date of the Change of Control.

Section 8.3 Remedies Cumulative. No right, power or remedy conferred upon Lender hereby or by under this Agreement or any of the other Mezzanine Loan Documents or the Related Agreements, or at law or in equity, shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE IX

PARTICIPATIONS

Section 9.1 Participations. Lender may sell participations to one or more banks or other Persons (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Mezzanine Loan); provided, that (i) Lender’s obligation under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained herein to the same extent as if it were a Lender, provided that except as otherwise provided herein and in the Mezzanine Loan Documents and Related Agreements, Borrower shall not be required to reimburse any Participant in an amount which exceeds the amount that would have been payable hereunder to Lender had Lender not sold such participation, (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Section 9.2 Assignment. Lender may sell, assign or transfer this Agreement and the other Mezzanine Loan Documents only with the prior written consent of Borrower, which consent may not be unreasonably withheld, delayed or conditioned, and Borrower agrees that so long as such consent is granted (i) such purchaser, assignee or transferee shall be entitled to all rights, remedies and benefits of Lender to, in and under this Agreement and the other Mezzanine Loan Documents and (ii) such purchaser, assignee or transferee shall be and become “Lender” for all purposes under this Agreement and the other Mezzanine Loan Documents, provided further, however, that if an Event of Default exists, then Borrower’s written consent shall not be required.

Section 9.3 Disclosure. Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article IX, with the prior written consent of Borrower, which consent may not be unreasonably withheld, delayed or conditioned, disclose to any prospective participant and all Participants any information relating to Borrower furnished to Lender by or on behalf of Borrower; provided, however, that all such information shall be (i) kept confidential and (ii) only used for the purpose disclosed.

Section 9.4 No Assignment by Borrower. Borrower shall not assign or delegate any of its rights or obligations hereunder and any such assignment shall be void.

ARTICLE X

GENERAL

Section 10.1 Set-Off.  Any deposits or other sums at any time credited by or due from Lender or any Participant to Borrower and any securities or other property of Borrower in the possession of Lender or a Participant shall at all times be held and treated as collateral security for the payment of the Obligations. Regardless of the adequacy of any collateral, any such deposits or other sums may be applied to or set off against Obligations at any time after an Event of Default if Borrower is primarily liable thereon, or at or after the maturity thereof if Borrower is secondarily liable thereon. Borrower irrevocably invites each financing institution which may consider becoming a Participant to rely on the provisions of this Section 10.1 as making the Participant a creditor of Borrower and agrees that its becoming a Participant shall constitute an acceptance of the offer hereby made. Any and all rights to require Lender to exercise its rights or remedies with respect to any other Collateral which secures the Obligations, prior to exercising its right of setoff with respect to such deposits, credits or other property of Borrower, are hereby knowingly, voluntarily and irrevocably waived.

Section 10.2 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived, discharged, nor any non-compliance therewith deemed to have been consented to, orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, as to amendments, and also signed by an authorized officer of Borrower. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of any right of Lender to take action without notice or demand. No failure or delay on the part of Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right or remedy.

Section 10.3 Notices. Except as otherwise provided herein, all notices and other communications in connection with this Agreement or any of the other Mezzanine Loan Documents and/or Related Documents, shall be in writing, and shall have been duly given and be effective (i) when delivered, or (ii) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, return receipt requested, in each case addressed to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto, provided, however, that failure to provide a copy of any notice given hereunder to counsel to any party shall not affect the validity of any notice given to any party hereunder:

If to Borrower:

Dover Saddlery, Inc.

525 Great Road

Littleton, MA 01460

with a copy to:

PretiFlaherty, PLLP
P.O. Box 1318
Concord, NH 03302-1318
Attention: John M. Sullivan, Esq.

If to Lender:

BCA Mezzanine Fund, L.P.
One Turks Head Place, Suite 1492
Providence, RI 02903

with a copy to:

Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attention:	Tobias Lederberg, Esquire

Additionally, Lender shall be sent copies of all notices delivered to or received from Senior Lender, within five (5) days following delivery or receipt, as applicable, of said notices.

Section 10.4 Waivers and Assents. Borrower waives notice of acceptance of this Agreement, the Mezzanine Note and the other Mezzanine Loan Documents, notice of Mezzanine Loan made, credit extended, Collateral received, delivered or repossessed or other action taken in reliance hereon. With respect to both Obligations and Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Lender may deem advisable.

Section 10.5 Special Provisions .

(a) Full Recourse.  The Obligations constitute the full recourse Obligations of Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(b) Consents.   Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by Borrower to comply with any of its Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.5, afford grounds for terminating, discharging or relieving Borrower, in whole or in part, from any of its Obligations under this Section 10.5 or otherwise, it being the intention of Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of Borrower under this Agreement, including, without limitation, this Section 10.5, shall not be discharged except by performance and then only to the extent of such performance. The Obligations of Borrower under this Agreement, including without limitation, this Section 10.5, shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to Borrower or Lender. The liability of Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of Borrower or Lender.

(c) Obligations Absolute; No Marshalling.  The provisions of this Section 10.5 are made for the benefit of Lender and its successors and assigns, and may be enforced by it or them from time to time against Borrower as often as occasion therefor may arise and without requirements on the part of Lender first to marshall any of its claims or to exercise any of its or their rights against any other Borrower or to exhaust any remedies available to it or them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.5 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the provisions of this Section 10.5 will forthwith be reinstated in effect, as though such payment had not been made.

(d) Subordination of Subrogation Rights, etc.  Borrower hereby agrees that it will not exercise any of its rights of contribution or subrogation against any Affiliate of Borrower with respect to any liability incurred by it hereunder or under any of the other Mezzanine Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all Indebtedness of Borrower owing to Lender under the Mezzanine Loan Documents (the “BCA Indebtedness”) has been paid in full in immediately available funds denominated in Dollars. Any claim which Borrower may have against any other party with respect to any payment to Lender hereunder or under any other Mezzanine Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the BCA Indebtedness and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to Borrower, its debts or its assets, whether voluntary or involuntary, all such BCA Indebtedness shall be paid in full in immediately available funds denominated in Dollars before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(e) Subordination.   Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by Borrower from any Affiliate of Borrower is hereby subordinated to the prior payment in full in immediately available funds denominated in Dollars of the BCA Indebtedness. If, notwithstanding the foregoing sentence, Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by Borrower as trustee for the Lender and be paid over to Lender to be applied to repay the BCA Indebtedness. This Section shall have no effect on Borrower’s obligations to the Senior Lender.

Section 10.6 Expenses.  Borrower shall pay or reimburse Lender and its participants on demand for all expenses and costs (including, without limitation, reasonable attorneys’ fees but excluding audit/examination fees) incurred or paid by Lender in connection with the negotiation, preparation, review, execution or delivery of this Agreement, any intercreditor agreements relating to the Mezzanine Loan, the other Mezzanine Loan Documents, the Related Documents, and any amendments hereof or thereof or waivers or consents with respect thereto; the making of the Mezzanine Loan; the perfection of any Lien; the enforcement (including any arbitration, suit or other proceeding) of any obligation of Borrower; the satisfaction of any indebtedness under this Agreement or the other Mezzanine Loan Documents; or the realization upon or liquidation of any collateral or any lien or security interest therein; and without limiting the foregoing any such expenses incurred by Lender and its participants in connection with proceedings under a bankruptcy petition filed by or against Borrower or any of its Subsidiaries.

Section 10.7 Indemnification.  Borrower agrees to indemnify, defend, and to hold Lender and/or its participants harmless from and against any liability, claim, demand, expense, or loss made against Lender on account of, or arising out of, this Agreement and the transactions contemplated hereby, the reliance upon loan requests submitted by Borrower and any other action taken by Lender and/or its participants hereunder or under any of the other Mezzanine Loan Documents or any other agreement with Borrower and/or any other Person except with respect to any such liability, claim, demand, expense, or loss resulting solely from Lender’s and/or its participants’ gross negligence or willful misconduct.

Section 10.8 Sealed Instrument; Successors and Assigns. This Agreement is intended to take effect as a sealed instrument, and shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower not may assign or transfer its rights hereunder.

Section 10.9 Governing Law. This Agreement and the other Mezzanine Loan Documents shall be deemed to be contracts under the laws of the State of Rhode Island, without regard to its conflicts of law rules, provided, however, that if any Collateral shall be located in any jurisdiction other than the State of Rhode Island, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lender’s Liens and security interests in such Collateral and the enforcement of Lender’s other remedies in respect of such collateral to the extent the laws of such jurisdiction are different from or inconsistent with the laws of the State of Rhode Island. Borrower hereby consents and submits to the jurisdiction of the Superior Court of Providence County in the State of Rhode Island or, at Lender’s discretion, the United States District Court for the District of the State of Rhode Island, as well as to the jurisdiction of all courts to which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any of the Obligations under or with respect to this Agreement or any other Loan Document or any matter relating thereto, expressly waives any and all objections it may have as to venue in any of such courts and personal service of the summons or complaint or other process in any such action or suit, agrees that service of process may be made by mailing a copy of the summons to Borrower at its address for notices hereunder, and consents to the granting of such legal or equitable relief as is deemed appropriate by any such court.

Section 10.10 Provisions Severable. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision hereof, or, to the extent not invalidated, the effect of said unenforceable provisions in other jurisdictions.

Section 10.11 Rights and Remedies Cumulative. The rights and remedies set forth herein are cumulative and not exclusive of any other right which Lender or any subsequent holder or holders of the Mezzanine Note would otherwise have.

Section 10.12 Captions. The captions in this Agreement are for convenience of reference only and shall not be construed so as to define or limit the provisions of this Agreement.

Section 10.13 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute but one Agreement.

Section 10.14 Term of Agreement. This Agreement shall continue in full force and effect so long as the Mezzanine Loan or any other Obligation hereunder shall be outstanding.

Section 10.15 Integration; Ambiguities.  This Agreement and the other Mezzanine Loan Documents and Related Documents represent the agreement of Borrower and Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Lender or Borrower relative to the subject matter hereof not expressly set forth or referred to herein or in the other Mezzanine Loan Documents or the Related Documents. Borrower acknowledges that it and its counsel have reviewed and negotiated this Agreement and the other Mezzanine Loan Documents and the Related Documents and Borrower agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in construing this Agreement or the other Mezzanine Loan Documents or Related Documents.

Section 10.16  JURY WAIVER.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER TOGETHER WITH THEIR RESPECTIVE SUCCESSORS AND ASSIGNS WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE MEZZANINE LOAN DOCUMENTS OR RELATED DOCUMENTS, THE COLLATERAL OR THE OBLIGATIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, AND AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. BORROWER REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL, AND AGREES THAT IN THE EVENT OF LITIGATION THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY. BORROWER ACKNOWLEDGES THAT LENDER HAS NOT AGREED OR REPRESENTED THAT THE PROVISIONS OF THIS WAIVER WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the parties hereto have caused this Mezzanine Loan Agreement to be duly executed as an instrument under seal as of the day and year first written above.

BORROWER:
DOVER SADDLERY, INC.
By:
WITNESSED:	—
Print Name	Name:
Title:
LENDER:
BCA MEZZANINE FUND, L.P.
BY: BCA MEZZANINE PARTNERS, LLC
Its General Partner
By:
WITNESSED:	—
Print Name	Name: Gregory F. Mulligan
Title: Managing Member

EXHIBIT 2.1

FORM OF MEZZANINE NOTE

Exhibit 4.3(a)
CAPITALIZATION TABLE OF BORROWER

Exhibit 4.3(b)
CAPITALIZATION TABLES OF SUBSIDIARIES
EXHIBIT 4.5

LITIGATION

EXHIBIT 4.7

MATERIAL CHANGES

EXHIBIT 4.8

LICENSES, PERMITS, THIRD PARTY CONSENTS, COMPLIANCE WITH LAW

EXHIBIT 4.11

INTELLECTUAL PROPERTY

EXHIBIT 4.12

TAX CLAIMS
EXHIBIT 4.13

ERISA MATTERS

EXHIBIT 4.20

EXISTING INDEBTEDNESS

EXHIBIT 5.1

USE OF FUNDS

EXHIBIT 5.2(e)

COVENANT COMPLIANCE CERTIFICATE

EXHIBIT 5.18

FORM OF CONFIDENTIALITY, NON-DISCLOSURE AND NON-USE AGREEMENT

EXHIBIT 6.2

SCHEDULE OF PERMITTED DEBT